SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                          Date of Report: June 28, 2006
                 Date of Earliest Event Reported: June 28, 2006


                            NATURAL GAS SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                     Nevada
                 (State or Other Jurisdiction of Incorporation)


              0-27862                               41-1781991
              -------                               ----------
     (Commission File Number)          (I.R.S. Employer Identification No.)



820 Gessner, Suite 1340, Houston, Texas                77024
---------------------------------------                -----
(Address of Principal Executive Offices)            (Zip Code)



                                 (713) 935-0122
              (Registrant's Telephone Number, Including Area Code)


          (Former Name or Former Address, if Changed Since Last Report)

TABLE OF CONTENTS

Item 8.01 Other Events

Signatures

ITEM 8.01 OTHER EVENTS

      This Current Report on Form 8-K updates certain information about Natural Gas Systems, Inc. ("we" or "our company") that we previously disclosed in filings with the SEC.

TRANSACTION INVOLVING OUR DELHI FIELD

      As previously reported in a Current Report on Form 8-K that we filed with the SEC on May 11, 2006, our wholly-owned subsidiary, NGS Sub Corp, entered into a purchase and sale agreement with Denbury Onshore, LLC, a subsidiary of Denbury Resources, Inc. (NYSE symbol: DNR) on May 8, 2006 to conduct an enhanced oil recovery project utilizing CO2 flood technology in our Delhi Holt Bryant Unit within the Delhi Field in northeast Louisiana (the "Delhi Unit"). On June 12, 2006, this transaction closed and we received approximately $50 million from Denbury and delivered to Denbury an initial 100% working interest and 80% net revenue interest in the Delhi Unit, and a 75% working interest and an 80% net revenue interest (proportionately reduced to 60%) in certain other depths of the Delhi Field. We retained a separate 4.8% royalty interest in the Delhi Field (including the Delhi Unit) and a 25% working interest in certain other depths of the Delhi Field (excluding the Delhi Unit, except as described below). Under the terms of the agreement, Denbury has agreed to contribute all development capital, technical expertise and required amounts of proven reserves of carbon dioxide that will be injected into the Delhi Unit oil reservoirs. After the project generates $200 million of net cash flows before capital expenditures for Denbury, we will regain a 25% working interest (20% net revenue interest) in the Delhi Unit. As a result of this transaction, our liquidity has significantly improved, as described below.

      The foregoing descriptions are qualified by reference to Exhibit 10.1,
10.2 10.3 and 10.4 to the Current Report on Form 8-K filed on June 16, 2006, which Exhibits are incorporated herein by reference.


SIGNIFICANT IMPROVEMENT IN LIQUIDITY

      As a result of our recent transaction with Denbury described above, our liquidity has improved significantly. Under the terms of this transaction, on June 12, 2006 we received approximately $50 million in cash, and a 25% after payout back-in working interest in the enhanced oil recovery project Denbury has undertaken to fund and operate.

      Of the approximately $50 million in proceeds, we immediately used approximately $5.4 million to repay in full our credit facility and used approximately $257,000 to repay a subordinated loan to our Laird Q. Cagan, the chairman of our board of directors. Consequently, we currently have no indebtedness, other than ordinary course trade payables, and we have sufficient cash resources to continue with the implementation of our business strategy for the foreseeable future. We plan to deposit a minimum of $3 million, and a maximum of up to $16 million of the proceeds, with the U. S. Treasury and the Louisiana Department of Revenue for income taxes due on the gain on sale of our Delhi property, depending on the amount of IRC 1031 like-kind property exchanges we ultimately consummate. The estimated remaining balance of these proceeds (being a range of approximately $28.3 million to $41.3 million, depending on our ultimate taxable gain) will be used to identify and close additional oil and gas investment opportunities that fit our business plan, and for working capital and general corporate purposes.

      We have not determined the exact amounts we plan to expend on the above uses or the timing of such expenditures. The amounts actually expended and the timing are at our discretion and may vary significantly depending upon a number of factors, including our ability to identify and close additional oil and gas opportunities that fit our business plan within the 45 and 180 day windows allotted to identify and consummate any IRC 1031 like-kind exchanges. Pending their use as set forth above, such proceeds will be invested in a U.S. Government money market account.

FORWARD-LOOKING RESULTS WILL LIKELY CHANGE

      Due to our purchase and sale agreement with Denbury Onshore LLC, described under "Transaction Involving our Delhi Field" above, further initiatives concerning our Delhi Development Drilling Program are expected to be replaced with the much larger enhanced oil recovery (EOR) project utilizing CO2 flood technology, which Denbury has undertaken to fund and operate. The Denbury agreement, although exceeding our original expectations for development results at Delhi, will result in the immediate loss of production and revenues from Delhi (excluding our override on existing production) until such time as the EOR project is completed and brought online by Denbury. Without further acquisitions of new properties, or production increases at our Tullos Field Area, our production and revenues will decline in the foreseeable future, as compared to our previously reported March 31, 2006 results.

APPROVAL TO LIST OUR SHARES ON THE AMERICAN STOCK EXCHANGE

      On June 20, 2006, we received approval from the American Stock Exchange to accept our shares for trading. However, AMEX approval is contingent upon our being in compliance with all applicable listing standards on the date we begin trading on the Exchange, and may be rescinded if we are not in compliance with such standards.

      Although we can give no assurances, we are actively attempting to complete this process, with the expectation that our shares may begin trading by early July, 2006.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    NATURAL GAS SYSTEMS, INC.


Date: June 28, 2006                 By:  /s/ Robert Herlin
                                         --------------------------------------
                                         Robert Herlin, Chief Executive Officer